Advanced Series Trust
For the fiscal period ended 12/31/07
File number 811-05186


                             SUB-ITEM 77-0-4

                               EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Neuberger
Berman Small-Cap Growth Portfolio

1.   Name of Issuer:  Airvana, Inc.

2.   Date of Purchase:  July 19, 2007

3.   Number of Securities Purchased:  	184,571

4.   Dollar Amount of Purchase:  $1,292,200

5.   Price Per Unit:  $7.00 per share of stock

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Morgan Stanley & Co.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Morgan Stanley & Co. Incorporated,  Lehman Brothers Inc.,
Deutsche Bank Securities Inc.,  UBS Securities LLC.